Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway (Investors)
(773) 961-2222
gmogilner@midway.com
MIDWAY COMPLETES SALE OF $75 MILLION
CONVERTIBLE NOTES OFFERING
CHICAGO, Illinois, May 30, 2006 — Midway Games Inc. (NYSE:MWY) announced today it had completed the private placement of $75 million of 7.125% Convertible Senior Notes due 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Midway will receive net proceeds of approximately $72.3 million from the offering.
Midway intends to use the proceeds from the offering for general corporate purposes, including working capital and capital expenditures. The company may also use a portion of the net proceeds to fund possible future acquisitions of, or strategic alliances with, development companies or other companies involved in the development or production of video games.
David F. Zucker, president and chief executive officer, commented, “We believe this offering will help us to effectively execute our strategic plans and become one of the top-tier publishers in the next console cycle. We intend to continue to grow our revenue base by creating high quality next generation games, building our intellectual property portfolio, and expanding our publishing business, while we leverage our investment in a unified technology framework to reduce our costs.”
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Midway Games
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the performance of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in any more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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